Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2016

among

QLIK TECHNOLOGIES INC.

PROJECT ALPHA HOLDING, LLC

and

PROJECT ALPHA MERGER CORP.

i

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 2, 2016, among Qlik Technologies Inc., a Delaware corporation (the “Company”), Project Alpha Holding, LLC, a Delaware limited liability company (“Parent”), and Project Alpha Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board and the board of directors of Merger Sub have unanimously approved and declared advisable, and each of the board of managers of Parent and Parent as the sole stockholder of Merger Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the willingness of the Company to enter into this Agreement, Thoma Bravo Fund XII, L.P. (the “Guarantor”) has entered into that certain guaranty, dated as of the date hereof (the “Guaranty”), in favor of the Company with respect to certain obligations and liabilities of Parent and Merger Sub under this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain of the Company’s shareholders have entered into voting agreements (the “Voting Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company shareholders have agreed to vote such Company shareholders’ respective shares of Company Common Stock in favor of the approval of this Agreement and against any other Acquisition Proposal; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.04.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, as soon as possible but in no event later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided that, notwithstanding the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall occur instead on the date that is the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ notice to the Company and (b) the second Business Day after the final day of the Marketing Period, but subject, in each case under clause (a) or (b), to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII at the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing); provided, further, that if any of the conditions set forth in Article VII are not satisfied or (to the extent permitted by Law) waived on any such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Concurrently with the Closing, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger (the “Certificate of Merger”), in customary form and substance and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger have been duly filed with the Delaware Secretary, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.04(a). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.04(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

Section 1.06 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) or shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted at the Effective Time into the right to receive $30.50 in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Without limiting the restrictions set forth in Section 5.01, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02 Exchange of Certificates; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration. Substantially concurrent with the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Company Common Stock, for payment in accordance with this Article II through the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration payable pursuant to Section 2.01(c) (but not including any Merger Consideration in respect of any Dissenting Shares). All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock (other than the Company, its Subsidiaries, Parent and Merger Sub) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(c). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest thereon, that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.

(f) No Liability. None of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or shares in book-entry form shall not have been surrendered immediately prior to the date on which any cash in respect of such shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such shares shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate Merger Consideration payable pursuant to Section 2.01(c), Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, the Surviving Corporation (including through its payroll system) and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting of such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(j) No Further Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Certificates or shares in book-entry form.

Section 2.03 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands occurring prior to the Effective Time. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.04 Company Stock Awards.

(a) Company Stock Options. As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable) shall be canceled and the holder thereof shall be entitled to receive an amount in cash payable as soon as practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (subject to any required withholding under applicable Tax Law); provided, however, that if the per share exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and terminated as of the Effective Time without any cash payment being made in respect thereof.

(b) Stock Appreciation Rights. As of the Effective Time, each then outstanding Stock Appreciation Right (whether or not vested or exercisable) shall be canceled and the holder thereof shall be entitled to receive an amount in cash payable as soon as practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share base or strike price of such Stock Appreciation Right multiplied by (ii) the number of shares of Company Common Stock subject to such Stock Appreciation Right (subject to any required withholding under applicable Tax Law); provided, however, that if the per share base or strike price of any such Stock Appreciation Right is equal to or greater than the Merger Consideration, such Stock Appreciation Right shall be cancelled and terminated as of the Effective Time without any cash payment being made in respect thereof. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Company MVSSAR, the amount payable with respect to such Company MVSSAR shall be reduced to the extent necessary such that the amount payable with respect to such Company MVSSAR equals the maximum amount payable with respect to such award under its terms.

(c) Company RSUs

(i) Vested Company RSUs. Effective as of the Effective Time, each then outstanding Vested Company RSU that has not otherwise previously been settled shall be canceled and the holder thereof shall be entitled to receive a cash payment payable as soon as practicable following the Effective Time equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to the Company RSU (subject to any required withholding under applicable Tax Law); provided that any payment in respect of any Vested Company RSU which, immediately prior to such cancellation was treated as “nonqualified deferred compensation” for purposes of Section 409A of the Code, shall be made on the applicable settlement date of such Vested Company RSU if required in order to comply with Section 409A of the Code (or such earlier date following the Effective Time as may be permissible while still complying with Section 409A of the Code).

(ii) Unvested Company RSUs.

(1) One-third of each Unvested Company RSU outstanding as of immediately prior to the Effective Time shall become a Vested Company RSU and settled in accordance with Section 2.04(c)(i).

(2) One-third of each Unvested Company RSU shall not become a Vested Company RSU and shall instead be cancelled and converted into the contingent right to receive a cash payment equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to the Unvested Company RSU (subject to any required withholding under applicable Tax Law); provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Unvested Company RSU being continuously employed with the Surviving Corporation until the earlier of (x) date of the satisfaction of the original vesting conditions applicable to the underlying Unvested Company RSU or (y) the first anniversary of the Effective Date.

(3) The remaining one-third of each Unvested Company RSU shall not become a Vested Company RSU and shall instead be cancelled and converted into the contingent right to receive a cash payment equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to the Unvested Company RSU (subject to any required withholding under applicable Tax Law); provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Unvested Company RSU being continuously employed with the Surviving Corporation until the earlier of (x) date of the satisfaction of the original vesting conditions applicable to the underlying Unvested Company RSU or (y) the eighteen (18)-month anniversary of the Effective Date.

(4) Notwithstanding the foregoing in this Section 2.04(c)(ii), in the event that the holder’s employment with the Surviving Corporation is terminated by the Surviving Corporation other than for Cause, the vesting conditions with respect to any unpaid Unvested Company RSU consideration shall be deemed satisfied as of the holder’s last day of employment with the Surviving Corporation.

(5) Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Unvested Company RSUs, without interest thereon, upon the satisfaction of the underlying vesting conditions applicable thereto (including after taking into account any accelerated vesting provided in this Section 2.04(c)(ii) (whether as a result of the first anniversary of the Effective Date, the eighteen (18)-anniversary of the Effective Date, or termination other than for Cause, as applicable as provided in this Section 2.04(c))) or as soon as practicable thereafter, but in no event later than the date which is the later of (A) ten (10) Business Days after the date the vesting conditions are satisfied and (B) the date of the Company’s first regularly scheduled payroll after such times; provided that any payment in respect of any Unvested Company RSU which, immediately prior to such cancellation was treated as “nonqualified deferred compensation” for purposes of Section 409A of the Code, shall be made on the applicable settlement date of such Unvested Company RSU if required in order to comply with Section 409A of the Code. For the avoidance of doubt, in the event that the original vesting conditions are not satisfied or deemed satisfied pursuant to Section 2.04(c)(ii)(4) as of the holder’s termination of employment or other service relationship with the Company, the holder shall cease to be entitled to any further payments on account of the Unvested Company RSUs.

(6) For purposes of this Section 2.04(c) the portion of any Unvested Company RSU with respect to which the vesting provisions are accelerated shall be determined by first accelerating the portion of each Unvested Company RSU which was otherwise scheduled to vest soonest following the Effective Time and thereafter in order from soonest to vest to latest to vest.

(7) No later than five (5) Business Days prior to the Closing Date, Parent and the Company shall mutually prepare and agree to an allocation schedule which shall set forth the following information with respect to the Unvested Company RSUs: (a) the name of each holder thereof, (b) the total number of Unvested Company RSUs issued or granted to such holder that remain outstanding as of the Effective Time, (c) the vesting schedule for each Unvested Company RSU, and (d) the applicable settlement or payment date for each Unvested Company RSU that is treated as “nonqualified deferred compensation” for purposes of Section 409A of the Code (or such earlier date following the Effective Time as may be permissible while still complying with Section 409A of the Code).

(d) Restricted Stock. Each award of restricted Company Common Stock shall become fully vested immediately prior to the Effective Time and the holder thereof shall be entitled to receive the Merger Consideration (subject to any required withholding under applicable Tax Law).

(e) Performance-Vesting Awards. For Company Stock Awards the vesting of which is conditioned upon the attainment of performance goals, for purposes of this Section 2.04, the number of shares of Company Common Stock subject to the award shall be determined at the “target” level of performance for such award (or, if no target is specified, at the maximum number of shares subject to the award).

(f) Termination of Company Stock Plans. The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.04, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary. The Company (including the Company Board and each relevant committee thereof) will ensure that following the Effective Time no participant in any Company Stock Plan or other similar incentive equity or stock plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(g) Payments. The Surviving Corporation shall make, and Parent shall cause the Surviving Corporation to make, all payments pursuant to this Section 2.04 through the payroll system of the Surviving Corporation as soon as practicable and in any event no later than five (5) Business Days following the Effective Time; provided, that all payments pursuant to Section 2.04(c)(ii) shall be made through the payroll system of the Surviving Corporation at the applicable times required in Section 2.04(c)(ii).

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 3.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Merger Sub, and no other corporate proceedings or approvals (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written and legally binding contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), any judgment, order, decree, decision, injunction, ruling, writ or other similar requirement (“Order”) or statute, law, ordinance, rule, regulation, code, constitution, treaty or other binding legal requirement or rule of law (“Law”) enacted, issued, promulgated, enforced or entered by any Governmental Entity, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver or order (each a “Consent”) of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or its Affiliates in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) such other Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary and (iii) such other matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 3.04 Financing. Parent has delivered to the Company true and complete copies of the fully executed (a) debt commitment letter from Ares Capital Corporation, Ares Capital Management LLC, Golub Capital LLC, TPG Specialty Lending, Inc., Varagon Capital Partners, L.P., and American International Group, Inc. (collectively, the “Lenders”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto (and together with any Fee Letter) as of the date of this Agreement, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Project Alpha Intermediate Holding, Inc., a wholly owned subsidiary of Parent (“Intermediate Sub”; references to Parent in this Agreement shall, to the extent appropriate in the context, be deemed to refer to Intermediate Sub and any other Subsidiary of Parent that may hold equity in Intermediate Sub) and Merger Sub, for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (b) equity commitment letters from each of the Guarantor, Thoma Bravo Fund XI, L.P., and Thoma Bravo Special Opportunities Fund II, L.P. (collectively, the “Sponsors”), each dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the

“Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the Sponsors have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”); provided, however, that solely in the case of the Fee Letter, true and complete copies have been delivered to the Company with only the fee amounts and market flex terms redacted in a customary matter (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. As of the date hereof, all of the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent, Merger Sub and, in the case of the Debt Commitment Letter to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, no Financing Commitment has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated. Assuming the accuracy of the Company’s representations and warranties set forth in Article IV, as of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitments, and to the Knowledge of Parent no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Commitments, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Commitments, (iii) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect or (iv) otherwise result in any portion of the Financing not being available. Assuming the accuracy of the Company’s representations and warranties set forth in Article IV, as of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Financing Commitments or that the full amounts committed pursuant to the Financing Commitments will not be available as of the Closing if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. There are no conditions precedent or, as of the date of this Agreement, other conditions related to the Financing, or any contracts, agreements, arrangements or understandings related to the Financing, other than the terms thereof set forth in the Financing Commitments. As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, are sufficient in amount to provide

Parent with the funds necessary for it to consummate the transactions contemplated hereby at the Closing and to satisfy its obligations under this Agreement at the Closing, including for Parent to pay the aggregate amounts payable pursuant to Article II at the Closing, for the Surviving Corporation to pay the aggregate amounts payable as soon as possible following the Closing pursuant to Section 2.04 (other than Section 2.04(c)(ii)) and for the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing. Neither Parent nor Merger Sub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of the Company.

Section 3.05 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof, in favor of the Company. The Guaranty is in full force and effect and is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Guaranty. The Guarantor has the financial capacity to pay and perform its obligations under the Guaranty, and all funds necessary for the Guarantor to fulfill its obligation under the Guaranty will be available to the Guarantor for so long as the Guaranty remains in effect.

Section 3.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

Section 3.07 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 3.08 Absence of Certain Agreements. Except the Voting Agreements, neither Parent nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any contract, agreement, arrangement or understanding, pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company (a) agrees to vote to adopt this Agreement or the Merger (b) agrees to vote against any Superior Proposal or (c) as of the date hereof, has agreed to provide equity capital, directly or indirectly, to Parent or Merger Sub to finance in whole or in part the Merger.

Section 3.09 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its affiliates.

Section 3.10 Capitalization of Merger Sub. As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares, $0.01 par value per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement (including, for the avoidance of doubt, liabilities related to the Debt Financing). All of the issued and outstanding share capital of Intermediate Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Intermediate Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement (including, for the avoidance of doubt, liabilities related to the Debt Financing).

Section 3.11 Ownership of Company Common Stock. Neither Parent nor Merger Sub, any controlled Affiliates of either of the foregoing, or, to the Knowledge of Parent, any Person to which Parent or Merger Sub may assign any of its rights and obligations under this Agreement is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. None of Parent, Merger Sub or Thoma Bravo, LLC or any of its affiliated investment funds beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 3.12 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary. Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties of the Company set forth in Article IV, Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement (including the Financing and the payment of the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing), be Solvent at and immediately after the Closing.

Section 3.13 Management Agreements. Other than this Agreement and the Voting Agreements, as of the date hereof, there are no contracts, agreements, arrangements or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 3.14 Interest in Competitors. As of the date hereof, none of Parent, Merger Sub or Thoma Bravo, LLC or any of its affiliated investment funds owns any interest in any entity or Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2015 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” and “Forward-Looking Statements” and qualitative disclosures under the heading “Qualitative and Quantitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being acknowledged that nothing disclosed in a Filed Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.03 or the first sentence of Section 4.08) or (ii) as set forth in the Company Disclosure Letter.

Section 4.01 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”). The Company is not in violation of the Company Charter or the Company Bylaws.

Section 4.02 Company Subsidiaries.

(a) The Company has delivered or made available to Parent a complete and accurate list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Except as set forth in this Section 4.02(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary or (z) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, and 10,000,000 shares of Preferred Stock (the “Preferred Stock”) and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 31, 2016, (i) 94,208,706 shares of Company Common Stock were issued and outstanding (of which no shares were subject to vesting restrictions pursuant to the Company Stock Plans); (ii) no shares of Preferred Stock were issued and outstanding; (iii) 6,449,128 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans; (iv) 8,611,857 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options; (v) 2,412,065 shares of Company Common Stock were potentially issuable upon the vesting or settlement of outstanding Company RSUs; (vi) 17,513 shares of Company Common Stock were potentially issuable upon the vesting or settlement of outstanding Company SSARs (assuming a fair market value per share of Company Common Stock of $30.50); and (vii) 104,339 shares of Company Common Stock were potentially issuable upon the vesting or settlement of outstanding Company MVSSARs (assuming a fair market value per share of Company Common Stock of $30.50). Except as set forth in this Section 4.03(a), at the close of business on May 31, 2016, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or (z) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company. Section 4.03(a) of the Company Disclosure Letter sets forth, as of the close of business on May 31, 2016, a list of the holders of Company Stock Awards granted under the Company Stock Plans, including, on a holder by holder and grant by grant basis, the date on which each such Company Stock Award was granted, the type and number of Company Stock Awards granted, the expiration date of such Company Stock Award, the price at which such a Company Stock Award may be exercised (if applicable) under an applicable Company Stock Plan pursuant to which the Company Stock Award was granted, the date upon which any Company RSU is to be settled (if such Company RSU represents “nonqualified deferred compensation” for purposes of Section 409A of the Code) and the vesting schedule and status of each such Company Stock Award.

(b) All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or otherwise issued upon the vesting or settlement of Company RSUs, Company SSARs or Company MVSSARs pursuant to the Company Stock Plans and applicable award agreements will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plans and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (iii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). Except the Voting Agreements, none of the Company or any of the Company Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive right or rights of first refusal or similar rights with respect to the Company or any of the Company Subsidiaries.

(c) The aggregate consideration for the Company Common Stock, the Company Stock Options, the Company RSUs, the Company SSARs and the Company MVSSARs payable to the holders thereof under Article II as of the Closing shall not exceed $2,952,343,326 (the “Aggregate Consideration”), which consists of amounts not to exceed the amounts set forth in Section 4.03(c) of the Company Disclosure Letter; provided that the Company shall not be deemed to have breached this Section 4.03(c) (A) solely by virtue of proper exercises of Company Stock Options, Company SSARs, Company MVSSARs or the settlement of Company RSUs outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Options, Company SSARs or Company MVSSARs or settlement of Company RSUs does not increase the Aggregate Consideration or (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii), (iii), (iv) and (v) of this Section 4.03(c), so long as such changes do not increase the Aggregate Consideration. For the avoidance of doubt, any increase in the Aggregate Consideration for the Company Common Stock payable as a result of a proper exercise of a Company Stock Option following the date hereof (solely where the exercise price is paid in cash) shall be disregarded for purposes of determining compliance with the Aggregate Consideration requirement of this Section 4.03(c).

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Board has, by resolutions duly adopted by the unanimous vote of the directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger, (d) assuming the accuracy of the representations and warranties set forth in Section 3.11, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (e) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”) and (f) resolved to recommend that its shareholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (provided that any change or modification or rescission of such resolutions by the Company Board in accordance with Section 5.03(d) shall not be a breach of the representation in this sentence). Except for the Company Shareholder Approval, no other corporate proceedings or approvals on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the governing or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained); (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not (x) reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including filing of the Proxy Statement and any Other Required Company Filing with the SEC and the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act and (B) such other Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (iv) compliance with NASDAQ rules and regulations; and (v) such other matters that, individually or in the aggregate, would not (x) reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.

Section 4.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2014 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement and any Other Required Company Filing, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC)

applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), was prepared using the books, records and accounts of the Company and the Company Subsidiaries and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) Neither the Company nor any of the Company Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that transactions are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Neither the Company nor any of the Company Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and the Company Subsidiaries that are likely to adversely affect the Company’s or the Company Subsidiaries’ ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Company Subsidiaries or (iii) any written claim or allegation regarding any of the foregoing, except in each case as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(g) The Company is, and to the Knowledge of the Company each of its officers are, and since January 1, 2014 have been, in compliance in all material respects with all rules, regulations and requirements under SOX.

(h) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. Since January 1, 2015, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2015 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Merger, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2015 (none of which relates to breach of any Material Contract, violation of Law or any action, suit or proceeding) and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or in any Other Required Company Filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and any Other Required Company Filing will comply in all material respects with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

Section 4.08 Absence of Certain Changes or Events. From and after December 31, 2015 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect. From December 31, 2015 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 4.09 Taxes. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed, and such Tax Returns are accurate and complete; (ii) paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP.

(b) No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP.

(c) Each of the Company and each Company Subsidiary has complied with all applicable Tax Laws with respect to the withholding of Taxes.

(d) No Liens for Taxes have been filed or exist against the Company or any of the Company Subsidiaries, except for Permitted Liens.

(e) None of the Company or any Company Subsidiary is subject to Tax in a jurisdiction in which it does not file Tax Returns, and no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) None of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(h) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(i) During any tax period for which the statute of limitations has not expired, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j) None of the Company or any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(k) Except as reflected on the Company’s financial statements, neither the Company nor any Company Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), entered into prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(l) The Company and each Company Subsidiary has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(m) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.09 and Section 4.10 constitute the sole and exclusive representations and warranties of the Company and any Company Subsidiary relating to any Taxes or Tax Returns.

Section 4.10 Benefits Matters; ERISA Compliance.

(a) Section 4.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list identifying all material Company Benefit Plans. The Company has delivered to Parent true and complete copies of (i) all material Company Benefit Plans; (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan; (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan; and (v) all material determination letters or opinion letters in respect of any Company Benefit Plan issued by the IRS. For purposes of this Agreement, “Company Benefit Plans” means, collectively, all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other pension, retirement, incentive compensation, deferred compensation, equity or equity-based compensation, employment, severance, retention, change in control, disability, death benefit, hospitalization or medical plans, arrangements or contracts maintained, sponsored or contributed to by the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party, or with respect to which the Company or any Company Subsidiary has or would reasonably expect to have any liability or obligation.

(b) Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code has received a favorable determination letter or opinion letter from the IRS to that effect, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or are there any circumstances that would reasonably be expected to result in disqualification of such Company Benefit Plan.

(c) (i) No Company Benefit Plan is subject to, nor does the Company, any Company Subsidiary or any ERISA Affiliate have any liability or obligation under or with respect to, Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (ii) no Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full or reasonably expects to incur Withdrawal Liability.

(d) No Company Benefit Plan provides, nor is the Company or any Subsidiaries obligated to provide, health, medical or other welfare benefits after retirement or other termination of employment other than (i) for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law for which the covered individual pays the full premium cost; (ii) benefits under insured plans maintained by the Company and the Company Subsidiaries providing such benefits in the event an employee is disabled at the time of termination of the employee’s employment with the Company or the Company Subsidiaries and the conversion privileges provided under such insured plans; or (iii) deferred compensation benefits accrued as liabilities on the books of the Company and disclosed on its financial statements.

(e) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and ERISA (if applicable), the Code and all other applicable Laws. All contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been in all material respects fully reflected on the financial statements set forth in the Company SEC Documents.

(f) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer, consultant or employee of the Company or any Company Subsidiary to any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due under any Company Benefit Plan or otherwise; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, consultant or employee; or (iii) accelerate the timing of payment, funding, or vesting of amounts due any such current or former director, officer, consultant or employee.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Letter, no amounts paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will result in the disallowance of a deduction pursuant to Section 280G of the Code.

(h) Each Company Benefit Plan has been maintained, in form and operation, in all material respects in material compliance with Section 409A of the Code.

(i) Neither the Company nor any Company Subsidiary has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

Section 4.11 Litigation. There is no, and in the prior two (2) years there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation pending or, to the Knowledge of the Company, threatened by or before a Governmental Entity against the Company, any Company Subsidiary or, as of the date of this Agreement, any present or former officer or director of the Company or any Company Subsidiary in such individual’s capacity as such, that, individually or in the aggregate, would have a Company Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (i) that, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) that, as of the date of this Agreement, prevents or materially delays or which seeks to prevent or materially delay the consummation of the Merger.

Section 4.12 Compliance with Applicable Laws.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is, and for the past two (2) years has been, in compliance with all Laws applicable thereto.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries, for the past two (2) years, have at all times maintained and been in compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto.

(c) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last two (2) years: (i) a Sanctioned Person, (ii) located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).

(d) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(e) The Company and its Subsidiaries have implemented and maintain in effect procedures and internal controls that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Trade Control Laws.

Section 4.13 Environmental Matters. To the Knowledge of the Company, (a) the Company and the Company Subsidiaries are, and for the past two (2) years have been, in compliance with applicable Laws and Orders governing worker health and safety, pollution or the protection of the environment (“Environmental Law”), which compliance includes possession of and compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Environmental Laws applicable thereto, (b) none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity or Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, applicable Environmental Law and (c) none of the Company or the Company Subsidiaries is subject to any unresolved governmental order or proceeding relating to any Environmental Law, except with respect to any of the foregoing under (a), (b), or (c) as would not have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each Contract to which the Company or any of the Company Subsidiaries is a party that (A) restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area, (B) prohibits the Company or any of the Company Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, or (C) contains “most favored nation,” “exclusivity” or similar provisions, and, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) each Contract pursuant to which any Indebtedness in excess of $3,000,000 (other than any Indebtedness described in clause (iv) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;

(iv) each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries or (B) to the Knowledge of the Company, any affiliate of any such executive officer or director (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents and other than any Company Benefit Plan set forth on Section 4.10 of the Company Disclosure Letter;

(v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, (x) with material obligations remaining to be performed, (y) with material liabilities continuing after the date of this Agreement or (z) involving amounts in excess of $5,000,000, of any material business or any material amount of assets (whether by merger, sale of stock, sale of assets or otherwise) other than any such Contract entered into in the ordinary course of business;

(vi) each Contract relating to the development (including co-development) or licensing (or non-assertion) of, or for the settlement or resolution of any dispute or proceeding with respect to, material Intellectual Property Rights, other than (i) licenses for unmodified commercially available off-the-shelf Software that is used in the Company’s or any of its Subsidiaries’ operations with license, maintenance, support and other fees less than $2,000,000 per year, (ii) non-exclusive licenses of the Company’s or the Company Subsidiary’s software products granted by the Company or any Company Subsidiary to customers, end users, or resellers in the ordinary course of business and on standard terms, and (iii) Contracts entered into with employees in the ordinary course addressing development and ownership of Intellectual Property Rights;

(vii) each Contract to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2016 or any subsequent twelve (12)-month period of at least $2,000,000 and which is not terminable by either party on less than sixty (60) days’ written notice without material penalty;

(viii) each Contract to which the Company or any Company Subsidiary is a party that involved payments to the Company or such Company Subsidiary during calendar year 2015 of at least $2,000,000; and

(ix) each Contract that is a settlement agreement that imposes obligations on the Company or any of the Company Subsidiaries after the date of this Agreement which obligations are material to the Company and the Company Subsidiaries taken as a whole.

Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company

Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or the Company Subsidiaries, any Material Contract, except in each case as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.15 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable, and sets forth a list of any and all material leases, subleases, sub-subleases, licenses and purchase options to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all Real Estate Leases (including all modifications, amendments, supplements and side letters thereto) have been made available to Parent.

(c) Each Real Estate Lease (i) is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, would not have, a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries has received a notice of default under any Real Estate Lease during the last six (6) months which remains uncured.

Section 4.16 Intellectual Property Rights.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company or any of the Company Subsidiaries (“Registered Intellectual Property Rights”). Each such registration and application is, as of the date hereof, subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) The Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all material Intellectual Property Rights used in the conduct of the business of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the exclusive owner of all right, title, and interest in and to the Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens. Neither the Company nor any Company Subsidiary has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the registrability, validity, or enforceability of any of the Registered Intellectual Property Rights.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate, and as conducted in the past two (2) years has not infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of third parties, and there is no suit, action or other proceeding currently pending or that was pending in the past two (2) years or, to the Knowledge of the Company, currently threatened or threatened in writing in the last two (2) years, that alleges or alleged that the use of material Intellectual Property Rights by the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties. The foregoing representation and warranty in this Section 4.16(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, as of the date hereof, the material Intellectual Property Rights owned by the Company or any of the Company Subsidiaries are not being infringed, misappropriated or otherwise violated by any Person, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e) To the Knowledge of the Company, no software products owned by the Company or any of the Company Subsidiaries incorporate any “open source” software in a manner that requires material source code owned by the Company or any of the Company Subsidiaries to be disclosed, licensed, publicly distributed, or dedicated to the public.

(f) The Company and the Company Subsidiaries are in compliance with all applicable Laws and binding policies (whether internal or customer-facing) and obligations under any Contracts relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and the Company Subsidiaries, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Labor Matters. None of the Company or any of the Company Subsidiaries is party to any collective bargaining agreement with any labor organization covering any of its employees or has works councils or similar foreign labor organizations representing any of its employees. Except as would not have a Company Material Adverse Effect, with respect to employees of the Company or any Company Subsidiary: (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Company’s Knowledge, threatened in writing; and (b) to the Knowledge of the Company, no labor union or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

Section 4.18 Anti-Takeover Provisions.

(a) Assuming the accuracy of the representation contained in Section 3.11, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) There is no other anti-takeover statute or similar Law, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger in accordance with the terms hereof.

Section 4.19 Insurance. The Company and the Company Subsidiaries maintain insurance policies in such amounts and against such risks as the management of the Company and the Company Subsidiaries has determined to be prudent in accordance with industry practices or as required by applicable Law. The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, the Company or any Company Subsidiary, other than as would not have a Company Material Adverse Effect.

Section 4.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

Section 4.21 Opinion of Company Financial Advisor. The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock.

Section 4.22 Related Party Transactions. Since January 1, 2015 through the date of this Agreement, there have been no transactions and no relationships exist that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC which have not been so disclosed by the Company in the Filed Company SEC Documents.

Section 4.23 Government Contracts. The Company and the Company Subsidiaries have not (a) breached or violated any applicable certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; or (e) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform, in each case (a)–(e), which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.24 Indebtedness. Section 4.24 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and the Company Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Company SEC Documents.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business by the Company. Except (i) as set forth in the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, (A) the Company shall, and shall cause each Company Subsidiary to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice, and (y) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material customers, suppliers, landlords, and other Persons having material business relationships with the Company and (B) the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) accelerate or otherwise modify the vesting terms of any Company RSUs or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, (C) forfeitures of Company Stock Awards or (D) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws): (i) any shares of capital stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (v) any Company Voting Debt;

(c) (i) amend the Company Charter or the Company Bylaws; or (ii) amend the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of NASDAQ;

(d) make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(e) directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in or business or material assets of any Person or division thereof, except (i) acquisitions or dispositions with respect to transactions solely between or among the Company and wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries, or (ii) the sale of products of the Company and the Company Subsidiaries or grants of non-exclusive licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(f) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(g), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than: (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement that have been disclosed or made available to Parent; or (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g) incur any Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness incurred in the ordinary course of business) or guarantee any Indebtedness of any other Person, except for (i) Indebtedness not in excess of $3,000,000 in the aggregate, (ii) Indebtedness in replacement, and in the same or a lesser principal amount, of existing Indebtedness or (iii) Indebtedness solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(h) implement any “plant closing” or “mass layoff” as such terms are defined in the WARN Act;

(i) except as permitted by Section 2.03(a) or Section 6.05, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve the payment of monetary damages in an amount not in excess of $1,000,000 individually, and, in any event, $5,000,000 in the aggregate, by the Company or any Company Subsidiary and do not involve any injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole;

(j) abandon, permit to lapse, encumber, convey title (in whole or in part), exclusively license or grant any material right or other license to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than licenses granted in the ordinary course of business consistent with past practice;

(k) make, change or revoke any material election with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, incur any material Tax liability outside of the ordinary course of business (other than as a result of the transactions contemplated by this Agreement), prepare or file any Tax Return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or fail to pay any material Taxes as they become due and payable (including estimated Taxes);

(l) materially amend, modify, extend, renew or terminate any Real Estate Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(m) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(n) (A) hire any employee that would be entitled to receive annual base cash compensation of $200,000 or more, (B) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Benefit Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, stockholder or other service provider of the Company or any of the Company Subsidiaries, whether past or present, (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $200,000, or (D) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Benefit Plan or benefit arrangement or any collective bargaining agreement;

(o) lend money to any Person (other than advances to Company employees in the ordinary course of business consistent with past practices);

(p) other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Material Contract;

(q) enter into any Contract that would be material to the Company and the Company Subsidiaries, taken as a whole that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to perform services for or sell products to any other Person; (iv) to transact business with any other Person; or (v) to operate at any location in the world; or

(r) enter into any binding commitment to take any of the foregoing actions.

Section 5.02 No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.03 No Solicitation by the Company; Company Board Recommendation.

(a) Except as expressly permitted by this Section 5.03, the Company shall, and shall cause each of the Company Subsidiaries (and shall instruct its and their respective directors, officers, managers, employees, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”)) to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to an Alternative Proposal (an “Inquiry”); (ii) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Alternative Proposal; (iii) from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.03, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any Inquiry, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the provisions set forth in this Agreement) or (D) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party; and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.03, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its shareholders any Alternative Proposal, (B) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the Company Recommendation, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (C) fail to publicly recommend against any Alternative Proposal or fail to publicly reaffirm the Company Recommendation, in each case within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) occasions), (D) fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Alternative Proposal, (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any of the foregoing clauses (A) through (E) being an “Adverse Recommendation Change”) or (F) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal or that contradicts this Agreement or requires the Company to abandon this Agreement (except for Acceptable Confidentiality Agreements).

(b) Notwithstanding anything to the contrary in Section 5.03(a), if the Company or any Company Subsidiary or any of their respective Representatives receives prior to obtaining the Company Shareholder Approval a written Alternative Proposal by any Person that was not solicited in material breach of Section 5.03(a), the Company and its Representatives may, prior to (but not after) obtaining the Company Shareholder Approval, take the actions set forth in subsections (i) and (ii) of this Section 5.03(b) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal and such Person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has previously furnished, made available or provided access to Parent to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person regarding such Alternative Proposal.

(c) Reasonably promptly (but in no event more than twenty-four (24) hours) following the Company’s receipt of any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent in writing of the receipt of such Alternative Proposal, and the terms and conditions of such Alternative Proposal (including, in each case, the identity of the Person making any such Alternative Proposal), and the Company shall as reasonably promptly as practicable provide to Parent: (i) a copy of such Alternative Proposal, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal, if oral. In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis, or upon Parent’s reasonable request, of the status and material terms of (including material amendments or revisions or proposed material amendments or revisions to) such Alternative Proposal.

(d) Notwithstanding anything herein to the contrary, at any time prior to (but not after) obtaining the Company Shareholder Approval, the Company Board may, if the Company has received an Alternative Proposal from any Person that is not withdrawn and the Company concludes in good faith constitutes a Superior Proposal, (i) make an Adverse Recommendation Change or (ii) terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in each case only if (A) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, (B) the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that such Alternative Proposal constitutes a Superior Proposal and (C) the Company has complied in all material respects with this Section 5.03 with respect to such Alternative Proposal; provided, however, that (1) no Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 5.03(d) and Section 8.01(d) may be effected, in each case until after the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent that the Company has received an Alternative Proposal that is not withdrawn and that the Company Board (or any committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board (or any committee thereof) intends to make an Adverse Recommendation Change on account of such Alternative Proposal or terminate this Agreement pursuant to this Section 5.03(d) and Section 8.01(d) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any such Superior Proposal (including copies of all relevant documents in the Company’s possession relating to such Superior Proposal) and the identity of the party making the Superior Proposal (in each case to the extent not previously provided by the Company to Parent). During the Notice Period, the Company shall, and shall cause its Representatives to (1) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Alternative Proposal would cease to constitute a Superior Proposal and (2) permit Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.03(d), including the Notice Period (it being understood that the “Notice Period” in respect of such new Notice of Superior Proposal will be two (2) Business Days). In determining whether an Alternative Proposal constitutes a Superior Proposal, the Company Board (or committee thereof) shall take into account any changes to the terms and conditions of this Agreement timely proposed by Parent in response to a Notice of Superior Proposal.

(e) Notwithstanding anything herein to the contrary, at any time prior to (but not after) obtaining the Company Shareholder Approval, the Company Board may make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to an Alternative Proposal) arising after the date of this Agreement that was neither known to, nor reasonably foreseeable by, the Company Board prior to the date of this Agreement (an “Intervening Event”), only if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that no Adverse Recommendation Change may be made until the conclusion of the Notice Period following Parent’s receipt of a written notice from the Company advising Parent that absent any revision to the terms and conditions of this Agreement, the Company Board (or any committee thereof) intends to make an Adverse Recommendation Change due to an Intervening Event and specifying in reasonable detail the reasons for such Adverse Recommendation Change. During the Notice Period, the Company shall, and shall cause its Representatives to (1) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Company Board (or committee thereof) no longer determines that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ exercise of their fiduciary duties under Applicable Law and (2) permit Parent and its Representatives to make a presentation to the Company Board (or committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). In determining whether to make an Adverse Recommendation Change in response to an Intervening Event, the Company Board (or a committee thereof) shall take into account any changes to the terms and conditions of this Agreement timely proposed by Parent in response to such Intervening Event.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders required (after consultation with outside legal advisors) under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(g) The Company agrees that any breach of this Section 5.03 by any of the Company Subsidiaries or its or their Representatives (other than any inadvertent breaches thereof not intended to result in an Alternative Proposal) shall be deemed to be a breach of this Agreement by the Company.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, equity investment, recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, other business combination or similar transaction involving the Company or the Company Subsidiaries, pursuant to which Persons other than the shareholders of the Company immediately prior to such transaction own securities representing more than 20% of the voting power of the Company or any surviving or resulting entity immediately following such transaction; (B) sale, contribution or other disposition, directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any bona fide written proposal or offer with respect to an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 51%) made by a third party or “group” on terms which the Company Board (or any committee thereof) determines in its good faith judgment (after consultation with its financial and outside legal advisors) to be likely to be consummated in accordance with its terms and more favorable to the holders of Company Common Stock than the Merger (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Alternative Proposal under the provisions of Section 5.03(d)), taking into account all the terms and conditions of such proposal and this Agreement (including, among other things, if appropriate, financing contingencies, regulatory approvals, shareholder litigation, identity of the Person making the Alternative Proposal (including whether shareholder approval of such Person is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Company).

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.03.

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Proxy Statement; Other Required Company Filing; Company Shareholders Meeting.

(a) As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall as reasonably promptly as practicable prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and any Other Required Company Filing. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or any Other Required Company Filing and shall provide Parent with copies of all non-routine correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, related to the Proxy Statement and any Other Required Company Filing. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement and any Other

Required Company Filing, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or any Other Required Company Filing or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement or Other Required Company Filing or response (including the proposed final version of the Proxy Statement or Other Required Company Filing or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.

(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement or Other Required Company Filing which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Other Required Company Filing, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Other Required Company Filing, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Other Required Company Filing, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Other Required Company Filing, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement or Other Required Company Filing with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as reasonably promptly as practicable after the SEC Clearance Date, duly call, establish a record date for, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the foregoing shall be the only matters (other than procedure matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Shareholders Meeting. In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Company Shareholders Meeting as promptly as practicable (and in any event within seven (7) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC

Clearance Date”); and (ii) subject to Section 5.03(d), use reasonable best efforts to solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.03(d). Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn the Company Shareholders Meeting only (i) with the consent of Parent and Merger Sub, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting or following an order or request from the SEC or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Once the Company has established the record date for the Company Shareholders Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement and the Merger to its shareholders at the Company Shareholder Meeting, even if the Company Board (or a committee thereof) has effected an Adverse Recommendation Change.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, Contracts, books and records (including Tax Returns) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent and its Representatives (A) all other information concerning its business, properties and personnel as Parent may reasonably request for any reasonable business purposes related to the consummation of the transactions contemplated by this Agreement (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary) and (B) to the extent available for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow in the form created by the Company in the ordinary course of business; provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (a) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure and implement appropriate procedures to enable the disclosure of such information); (b) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (c) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of April 4, 2016, between Thoma Bravo, LLC and the Company (the “Confidentiality Agreement”).

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof and in any event no later than the End Date the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days following the date of this Agreement, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each of Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible and in any event no later than the End Date.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals under the HSR Act or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event will the Company, any of the Company Subsidiaries, Parent or Merger Sub be required to take or commit to take any actions that would be reasonably likely to materially adversely impact or impose limitations on the ownership by Parent or any of its Subsidiaries of all or a material portion of the Company’s business or assets and (ii) in no event will Parent or Merger Sub be obligated pursuant to this Agreement to (or to cause or direct their Affiliates to), and the Company and the Company Subsidiaries will not, without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective governing or organizational documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and

Parent shall cause each of the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation as in effect on the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.

(b) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies, in the aggregate for all six (6) years, more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04.

(d) The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.

Section 6.05 Transaction Litigation. The Company shall keep Parent reasonably and promptly informed regarding any suit, action or other proceeding commenced or, to the Knowledge of the Company, threatened against the Company or its current or former directors or officers by any shareholder of the Company relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby (“Transaction Litigation”). The Company shall (a) give Parent reasonable opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense and settlement of any Transaction Litigation and shall not compromise or settle any such Transaction Litigation unless Parent shall have consented thereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 6.05, any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 2.03.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure). The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08 Employment and Company Benefits.

(a) During the one (1)-year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, (i) substantially similar base salary and substantially similar target annual bonus opportunity provided to such Company Employee immediately prior to the Closing Date and (ii) other compensation and employee benefits (excluding cash and equity-based long-term incentive opportunities) that, with respect to each employee, are substantially similar in the aggregate to the compensation and benefits provided to such employee immediately prior to the Closing Date. Without limiting the foregoing, as of the Closing, Parent shall, or shall cause the Surviving Corporation to, comply with the terms of all employment agreements covering Company Employees. “Company Employee” means any employee of the Company or the Company Subsidiaries immediately prior to the Closing.

(b) Parent shall provide each Company Employee who incurs a termination of employment during the one (1)-year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company and the Company Subsidiaries and employment agreements covering Company Employees as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent.

(c) Parent shall, or shall cause the Surviving Corporation to, give Company Employees credit for such Company Employees’ service with the Company for purposes of eligibility, vesting, and determination of the level of vacation and severance benefits ( but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Parent or the Surviving Corporation in which a Company Employee participates to the same extent and for the same purpose as recognized by the Company and the analogous Company Benefit Plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment of any employee for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Parent or the Company.

Section 6.09 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub, Intermediate Sub and any other applicable Subsidiary of Parent to comply with and perform all of Parent’s and Merger Sub’s obligations under or relating to this Agreement and refrain from taking any action or inaction as to which Parent is prohibited or restricted under this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and in the case of Intermediate Sub, Merger Sub or any other Subsidiary of Parent that is or becomes a party to the Debt Commitment Letter or any Financing Agreement (including in connection with any Alternative Financing) to comply with and perform all of Parent’s obligations under this Agreement in respect thereof.

Section 6.10 Financing.

(a) Parent acknowledges and agrees that the Company, the Company Subsidiaries, and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.11(a) and that Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than with respect to any material misstatement or omission in information provided by the Company or any of the Company Subsidiaries).

(b) Parent shall use, and shall cause its Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions, taken as a whole (including any “flex” provisions), described in the Financing Commitments, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its Affiliates to use) their respective reasonable best efforts to:

(i) comply with and maintain in effect the Debt Financing and the Debt Commitment Letter, negotiate and enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (the “Financing Agreements”) (and comply with and maintain in effect the Financing Agreements) so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing;

(ii) satisfy, or cause their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and Financing Agreements (including by consummating the financing pursuant to the terms of the Equity Commitment Letters and by paying any commitment fees or other fees or deposits required by the Financing Commitments or the Financing Agreements);

(iii) accept (and comply with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letter and the Financing Agreements to the extent such “flex” provisions are exercised in accordance with the terms thereof;

(iv) in the event that all conditions to the Financing have been satisfied or waived, enforce its rights under the Debt Commitment Letter and Financing Agreements in the event of a breach by the Financing Sources under the Debt Commitment Letter or the Financing Agreements (provided that, Parent and its Affiliates shall not be required to pursue litigation against the Financing Sources); and

(v) cause the Financing Sources, the Sponsors and any other Persons providing Financing to fund the Financing no later than the Closing.

(c) Parent shall not agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or any Financing Agreement without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing from that contemplated by the Financing Commitments delivered as of the date hereof (provided that Parent may decrease the amount of the Debt Financing so long as the Equity Financing under the Equity Commitment Letters is increased in a corresponding amount to the extent permitted pursuant to the Financing Commitments), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner materially adverse to the Company, (iii) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement, or (iv) adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements. Parent shall not agree to the withdrawal, termination, repudiation or rescission of any Financing Commitment or Financing Agreement without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter. For the avoidance of doubt, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Upon any amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment or Financing Agreement in accordance with this Section 6.10(c), Parent shall deliver a copy thereof to the Company and references herein to “Financing Commitments”, “Debt Commitment Letter”, “Equity Commitment Letters” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(c), and references to “Financing”, “Debt Financing” and “Equity Financing” shall include and mean the financing contemplated by the Financing Commitments or Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(c), as applicable. Parent acknowledges and agrees that the certificate to be delivered by an authorized officer of the Company under paragraph (g)(ii) of Exhibit A of the Debt Commitment Letter with respect to minimum cash on the balance sheet of the Company, calculated on a pro forma basis after giving effect to the transactions described in the Debt Commitment Letter, shall be delivered by an individual who is an authorized officer of the Company as of immediately prior to the Effective Time.

(d) In the event that all or any portion of the Debt Financing becomes or could become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letter or the Financing Agreements for any reason or any of the Debt Commitment Letter or the Financing Agreements shall be withdrawn, terminated, repudiated or rescinded for any reason (but without limiting the obligations of Parent in the penultimate sentence of Section 6.10(c) and in Section 6.10(b)(iv) and Section 6.10(b)(v)), (i) Parent shall promptly so notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative debt financing sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related Fee Letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with only the fee amounts and market flex terms redacted from the Fee Letter in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)); provided, that Parent shall not be required to obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Parent than those in the Debt Commitment Letter that such Alternative Financing and New Debt Commitment Letter would replace. Notwithstanding the foregoing, no Alternative Financing or New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that the Alternative Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.10(d), Parent shall deliver a copy thereof to the Company (with only the fee amounts and market flex terms redacted from the Fee Letter in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)) and references herein to (A) “Financing Commitments” and “Debt Commitment Letter” shall be deemed to include and mean the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter, as the case may be, at the time in question and any New Debt Commitment Letter to the extent then in effect, and (B) “Financing” or “Debt Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the preceding clause (A). Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.

(e) Parent shall (i) furnish the Company drafts (when available) and thereafter true and complete and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any default, breach or threatened default or breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any of the Financing Commitments or the Financing Agreements of which Parent or any of its Affiliates or their respective Representatives becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential default under or breach of any provisions of the Financing Commitments or Financing Agreements by Parent, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to any of the Financing Commitments or Financing Agreements or (y) any dispute or disagreement between or among parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (B) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Financing Commitments or Financing Agreements or will be unable to obtain Alternative Financing. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.

(f) Parent acknowledges and agrees that it shall be fully responsible for obtaining the Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing pursuant to and in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters, including taking all actions necessary to (i) comply with the terms of and maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letters to be satisfied by Parent, (iii) consummate the Equity Financing at or prior to the Closing subject to the terms and conditions of the Equity Commitment Letters and (iv) enforce its rights under the Equity Commitment Letters to the extent the Sponsors are required to fund under their respective Equity Commitment Letter pursuant to the terms thereof and this Agreement.

(g) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing.

Section 6.11 Financing Cooperation.

(a) Subject to Section 6.10(a), the Company shall and shall cause the Company Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries. Such cooperation by the Company and the Company Subsidiaries shall include, at the reasonable request of Parent, (i) subject to the other limitations in this Section 6.11, agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer’s certificates, accurate (provided that such agreements and officer’s certificates will not take effect until the Effective Time), (ii) subject to Section 6.02, (1) providing to the Lenders and other prospective lenders with respect to the Debt Financing financial and other information in the Company’s possession regarding the Company and the Company Subsidiaries in order to consummate the Debt Financing, (2) making the Company’s senior officers reasonably available to the Lenders specified in the Debt Commitment Letter, (3) providing reasonable assistance to Parent and the Lenders in preparation of customary rating agency presentations, bank information memoranda, credit agreements, bank syndication materials and similar customary documents reasonably required in connection with the Debt Financing, (4) participating in a reasonable number of presentations, due diligence sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreed times, (5) providing reasonable assistance to Parent in preparation of customary pro forma financial information and projections required in connection with the Debt Financing (provided, that the Company will not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information and the cooperation by the Company shall relate solely to the financial information and data derived from the Company’s historical books and records), (6) reasonably facilitating the pledging of collateral in connection with the Debt Financing (provided that such pledge will not take effect until the Closing), including delivering original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) to the extent required by the Debt Commitment Letter, (7) providing customary documentation and other information about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, prior to the Closing Date (to the extent requested at least ten (10) calendar days prior to the Closing Date), (8) providing customary authorization and/or representation letters in connection with the distribution of the bank information memoranda contemplated by the Debt Commitment Letter for any Debt Financing to prospective lenders and identifying any portion of the information therein that constitutes material non-public information regarding the Company or any of the Subsidiary Guarantors, and (9) using commercially reasonable efforts to supplement the information covered by this Section 6.11(a) on a current basis if such supplement is reasonably necessary to ensure that such information, taken as a whole and when furnished, does not contain an untrue statement of a material fact or omit to state any material fact necessary to make such information not materially misleading. Notwithstanding anything in this Agreement to the contrary, (1) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Closing, (2) no director, manager, officer or employee of the Company or any Company Subsidiary shall be required to deliver any certificate or take any other action pursuant to this

Section 6.11(a) to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (3) the board of directors (or similar governing body) of the Company or any Company Subsidiary shall not be required to approve any Financing (or any alternative financing) or agreements related thereto prior to the Closing, (4) neither the Company nor any Company Subsidiary shall be required to take any action that will conflict with or violate its organizational documents, any laws or result in a violation of breach of, or default under, any agreement to which the Company or any Company Subsidiary is a party and (5) neither the Company nor any Company Subsidiary shall be required to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.03(b), as it applies to the Company’s obligations under this Section 6.11(a), shall be deemed satisfied if the Company’s breach(es), if any, of its obligations under this Section 6.11(a) did not cause the failure of the Debt Financing to be obtained.

(b) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.11(a). Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives, from and against any and all Losses suffered or incurred by any of them in connection with the Financing or any Alternative Financing and any information utilized in connection therewith (other than material misstatements or omissions in information provided by the Company or any of the Company Subsidiaries).

Section 6.12 Delisting. Each of the parties agrees to cooperate with each other and use reasonable best efforts in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 6.13 Works Councils. Prior to the Closing, the Company and the Company Subsidiaries shall comply in all material respects with all notification, information and consultation obligations owed to any works council, economic committee, union or similar employee representative body as required by applicable Law or collective bargaining agreements in connection with the transactions contemplated by this Agreement. Parent and Merger Sub shall cooperate with the Company and the Company Subsidiaries to provide any and all information regarding their post-Closing plans for Company Employees reasonably necessary for the Company and the Company Subsidiaries to comply with any such notification, information and consultation obligations. Notwithstanding anything in this Agreement to the contrary, as of the Closing, Parent shall honor or cause to be honored, in accordance with their terms and as required by applicable Law, all material agreements that the Company or any Company Subsidiary has entered into with any works council with respect to terms and conditions of employment for Company Employees.

Section 6.14 Conveyance Taxes. The Company, Merger Sub and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.15 Repatriation. The Company and the Company Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries to the Company; provided, however, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would be subject to withholding or other Taxes in advance of the Effective Time or (y) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Company Subsidiaries and (ii) unless and until all of the conditions to the Merger set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 7.03 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and it is ready, willing and able to consummate the Closing. Substantially concurrently with (and subject to the occurrence of) the Closing, any cash balances at the Company or any funds distributed or transferred to the Company pursuant to this Section 6.15 shall be used by Parent, Merger Sub and the Company to the extent necessary for the consummation of the transactions contemplated by this Agreement and the satisfaction of obligations under this Agreement at the Closing, including for Parent to pay the aggregate amounts payable pursuant to Section 2.04 and for the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including fees, costs and expenses related to the Financing.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all other Consents, registrations, declarations, notices or filings required to be made or obtained under the Regulatory Laws of the jurisdictions set forth on Section 7.01(b) of the Company Disclosure Letter shall have been made or obtained, as applicable.

(c) No Law or Order. No Governmental Entity of competent jurisdiction in any jurisdiction in which Parent, the Company or their respective Subsidiaries have material business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether preliminary, temporary or permanent, which is then in effect and prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Legal Restraints”).

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01 (Organization, Standing and Power), 3.02 (Authority; Execution and Delivery; Enforceability) and 3.09 (Brokers’ Fees and Expenses)) shall, as of the date hereof and as of the Closing Date, be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01 (Organization, Standing and Power), 3.02 (Authority; Execution and Delivery; Enforceability) and 3.09 (Brokers’ Fees and Expenses) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub Certificate. Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a duly authorized officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01 (Organization, Standing and Power), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(b) (No Conflicts; Consents—Governmental Entity), 4.18 (Anti-Takeover Provisions), and 4.20 (Brokers’ Fees and Expenses) (the “Fundamental Representations”), and Section 4.03 (Capital Structure) and the first sentence of Section 4.08 (Absence of Certain Changes or Events)) shall, as of the date hereof and as of the Closing Date, be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect;

(ii) the Fundamental Representations shall, as of the date hereof and as of the Closing Date, be true and correct in all material respects as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii) the representations and warranties of the Company contained in the first sentence of Section 4.08 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such time;

(iv) the representations and warranties of the Company contained in Section 4.03 (Capital Structure) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that the condition set forth in this Section 7.03(a)(iv) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, increase the Aggregate Consideration by more than $10,000,000;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any Company Material Adverse Effect.

(e) SEC Documents. The Company will have filed all forms, reports and documents which contain financial statements and which are required to be filed with the SEC prior to the Effective Time.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except to the extent expressly provided in this Section 8.01):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before October 31, 2016 (the “End Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement resulted in, or was a principal cause of, the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party who has failed to perform or comply with its obligations pursuant to Section 6.03 in respect of such Legal Restraint; or

(iii) if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;

(c) by the Company, if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as the case may be, and such failure is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.03(d), if the Company has complied in all material respects with Section 5.03 with respect to such Superior Proposal; provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as the case may be, and such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if either Parent and Merger Sub is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Shareholders Meeting, in the event that the Company Board shall have made an Adverse Recommendation Change;

(g) by the Company, if (i) all of the conditions to the Closing set forth in Section 7.01 and Section 7.03 have been and continue to be satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (each of which is capable of being satisfied at the Closing)), (ii) Parent and Merger Sub fail to complete the Closing on the date the Closing should have occurred pursuant to Section 1.02, (iii) the Company shall have delivered an irrevocable written notice to Parent certifying as to the matters described in clause (i) and that the Company stands ready, willing and able to consummate the Merger at such time and (iv) Parent and Merger Sub fail to consummate the Merger by the third Business Day after the delivery of the notice described in clause (iii); or

(h) by Parent, if the Company shall have materially breached its obligations under Section 5.03 (excluding any inadvertent and immaterial breaches thereof not intended to result in an Alternative Proposal).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, written notice thereof shall be given to the other party or parties specifying the provisions of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, Section 6.10(a), Section 6.11(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, such termination shall not relieve any party of liability and each party shall remain liable for Losses resulting from fraud.

Section 8.03 Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company shall pay to Parent the Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(h); or

(ii) (A) an Alternative Proposal shall have been made to the Company or to the Company’s shareholders generally after the date of this Agreement and become publicly known or announced (and not publicly withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting); (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) (other than if the failure of the Merger to be consummated on or before the End Date is due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred pursuant to Section 1.02), Section 8.01(b)(iii) or Section 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(a) shall be paid (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.03(c), if any) by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation of an Alternative Proposal as referred to in clause (ii)(C) above. In no event shall the Company be obligated to pay the Termination Fee or Parent Expenses on more than one occasion.

(b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i), in circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(c) (but only if the failure to satisfy the condition specified therein results from an intentional act or omission in breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained therein) or Section 8.01(g) but for such termination pursuant to Section 8.01(b)(i), or (ii) by the Company pursuant to Section 8.01(c) (but only if the failure to satisfy the condition specified therein results from an intentional act or omission in breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained therein) or Section 8.01(g), then Parent shall promptly, but in no event later than two

(2) Business Days following the date of such termination, pay or cause to be paid to the Company an amount equal to the Reverse Termination Fee, by wire transfer of immediately available funds to an account designated by the Company. In no event shall the Reverse Termination Fee be payable on more than one occasion, whether by Parent or the Guarantor under the Guaranty, and in the circumstances in which the Reverse Termination Fee is payable, the Reverse Termination Fee constitutes liquidated damages and not a penalty, and the payment of the Reverse Termination Fee in such circumstances is supported by due and sufficient consideration. Notwithstanding the foregoing, other than in the case of fraud or as otherwise permitted by Section 8.02, the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.03(b) shall be of no further force or effect if the Company or any Company Related Party under its control makes any demand or claim for monetary damages suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or under the Guaranty or otherwise in any suit, action or other proceeding against Parent or any other Parent Related Party for monetary damages other than for the payment of the Reverse Termination Fee.

(c) In the event this Agreement is terminated pursuant to (i) Section 8.01(b)(iii) or (ii) Section 8.01(e), in each case, under circumstances in which the Termination Fee is not then payable (but could become payable in the future where an Alternative Proposal shall have been made to the Company or to the Company’s shareholders generally after the date of this Agreement and shall have become publicly known or announced (and not publicly withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting)) pursuant to Section 8.03(a)(ii), and prior to the time of such termination, Parent and Merger Sub were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then the Company shall, following receipt of an invoice therefor, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to $5,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”); provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.03(a)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.03(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.03(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.03(a) except to the extent indicated in Section 8.03(a).

(d) The parties acknowledge and agree that the agreements contained in Section 8.03(a), Section 8.03(b) and Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to Section 8.03(a) or Section 8.03(c) or Parent fails to reasonably promptly pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, the other party commences a suit, action or other proceeding that results in an Order in its favor for such payment, the party responsible for such payment shall pay to the other party its reasonable and documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.02, Section 9.08, Section 9.09(c), Section 9.10, the last sentence of Section 9.11(b)(ii), Section 9.11(b)(v), Section 9.11(d), Section 9.13, and this sentence of Section 8.05 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of any Lender or Financing Source will be effective against a Lender or a Financing Source without the prior written consent of such Lender or Financing Source.

ARTICLE IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article III, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b) Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article IV, (ii) no Person has been authorized by the Company or any Company Subsidiary to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Financing, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

Section 9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

Email: Deborah.Lofton@qlik.com

Attention:  Deborah Lofton, Vice President,

                  General Counsel & Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Email:       graham.robinson@skadden.com

                   laura.knoll@skadden.com

Attention:  Graham Robinson

                  Laura Knoll

if to Parent or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Email:       sboro@thomabravo.com

                   cvirnig@thomabravo.com

Attention:  Seth Boro

                  Chip Virnig

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Email:         gnowak@kirkland.com

                    cfox@kirkland.com

                    breed@kirkland.com

Attention:   Gerald T. Nowak, P.C.

                    Corey D. Fox

                     Bradley Reed

Section 9.04 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws, statutes, regulations and orders relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.

“Cause” shall have the meaning provided in the Company 2010 Omnibus Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent on the date hereof regarding certain exceptions to the representations and warranties set forth in this Agreement and certain other matters provided by this Agreement; it being understood and agreed that any disclosure set forth in one section of the Company Disclosure Letter shall be deemed to be disclosed by the Company for all other sections of this Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other sections of this Agreement or such other sections of the Company Disclosure Letter.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has or would reasonably be expected (A) to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole or (B) prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, solely with respect to the preceding clause (A), any fact, circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (i), (ii), (iii), (iv), (v) or (vi) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate): (i) conditions affecting the United States economy, or any other national or regional economy or the global economy generally; (ii) political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics, pandemics or natural disasters (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world; (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (v) changes in any Laws or Orders issued by any Governmental Entity (or interpretation or enforcement thereof); (vi) changes generally affecting the industries in which the Company and the Company Subsidiaries operate; (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the Company Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (viii) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby; (ix) Transaction Litigation or any suit, action or other proceeding relating to Dissenting Shares; or (x) any action expressly required by the terms of this Agreement, or with the prior written consent or at the written direction of Parent, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company MVSSAR” means any Maximum Value Stock-settled Stock Appreciation Rights awarded under any of the Company Stock Plans.

“Company Related Parties” means, collectively, the Company and the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“Company RSU” means any restricted stock unit awarded under any of the Company Stock Plans.

“Company SSAR” means any Stock-settled Stock Appreciation Rights awarded under any of the Company Stock Plans.

“Company Stock Award” means each Company Stock Option, Company RSU, Company SSAR, Company MVSSAR and share of restricted Company Common Stock issued under the Company Stock Plans.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s equity-based compensation plans, including the Company 2004 Omnibus Stock Option and Award Plan; the Company 2007 Omnibus Stock Option and Award Plan; the Company 2010 Omnibus Equity Incentive Plan; and the Company 2014 Executive Performance Award Plan, in each case as in effect on the date hereof.

“Company Subsidiary” means any Subsidiary of the Company.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Ex-Im Laws” means all U.S. and non-U.S. laws, statutes, regulations and orders relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

“Financing Source” shall mean the Persons (other than the Company or any Company Subsidiary) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letter or Financing Agreements), in each case, in connection with the Debt Financing or any Alternative Financing (in each case, other than the Equity Financing), and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their Affiliates, and any of their or their Affiliates’ respective current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or any successors or assignees of any of the foregoing; it being understood that the Sponsors, Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Government Contract” means any prime contract with a Governmental Entity for the provision of goods or services by the Company or any Company Subsidiary (for the avoidance of doubt, excluding subcontracts), including but not limited to any letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (iv) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person (in each case whether or not drawn, contingent or otherwise), (v) liabilities related to the deferred purchase price of property or services (including any earn-outs, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business) other than those trade payables and accrued expenses incurred in the ordinary course of business, (vi) liabilities pursuant to capitalized leases to the extent required to be capitalized under GAAP, and (vii) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in software and computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) all rights in the foregoing and in other similar intangible assets; and (vii) all applications and registrations for the foregoing.

“Knowledge” means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, General Counsel and Chief People Officer and (ii) in the case of the Knowledge of Parent and Merger Sub, the actual knowledge of Seth Boro and Chip Virnig.

“Liens” means all pledges, liens, licenses, hypothecation, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, rights of first refusal and security interests of any kind or nature.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the date of delivery by the Company of the Required Financial Information to Parent and ending prior to the Closing Date; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Marketing Period shall not commence before July 5, 2016, (ii) to the extent the Marketing Period has not been completed prior to August 22, 2016, the Marketing Period shall not be deemed to have commenced prior to September 6, 2016, (iii) if the Company delivers (or publicly files) the unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to the Company for the fiscal quarter ended June 30, 2016, the Marketing Period shall be deemed not to have commenced until the date of such delivery (or public filing), whether or not the Marketing Period had previously run, and (iv) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. If the Company shall in good faith reasonably believe that it has delivered the Required Financial Information, the Company may deliver to Parent written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have satisfied its requirements under this definition on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless Parent in good faith reasonably believes that the Company has not delivered the Required Financial Information and, within two (2) Business Days after its receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which information is required to satisfy the Company’s requirements to provide the Required Financial Information for purposes of compliance with this definition only (in which case, the Company shall be deemed to have satisfied its requirements under this definition on the date such information required to satisfy the Company’s requirements to provide the Required Financial Information is delivered to Parent)).

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Parent Related Parties” means, collectively, Parent, Merger Sub, the Sponsors, any actual or prospective Lender or Financing Source and their respective Affiliates, or any of their or their Affiliates’ respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses or other grants of rights in Intellectual Property Rights granted in the ordinary course of business; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; and (x) Liens that do not materially detract from the value of such property (other than with respect to Intellectual Property Rights) based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Required Financial Information” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days before the Closing Date and (b) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to the Company, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Reverse Termination Fee” means $206,710,000.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all laws, statutes, regulations and orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or E.U. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any individual or entity that is located in a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (iii) such Person and its Subsidiaries, taken as a whole, do not have or debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Stock Appreciation Right” means the right, granted under a Company Stock Plan, to receive an amount in cash or shares of Company Common Stock with a value equal to amount by which the value of the Company Common Stock at the time of the exercise of such right exceeds the base or strike price of such Stock Appreciation Right.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, abandoned and unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Termination Fee” means $103,350,000.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is not a Vested Company RSU as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 9.05 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual dataroom set up by the Company in connection with this Agreement prior to the date hereof.

Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.06 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.07 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits hereto), taken together with the Guaranty, the Confidentiality Agreement and the other documents delivered in connection with this Agreement (including the Voting Agreements, the Debt Commitment Letter and the Equity Commitment Letters), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies; provided that (a) the provisions of Section 8.02, Section 8.03(c), the final sentence of Section 8.05, this Section 9.08, Section 9.09(c), the last sentence of Section 9.11(b)(ii), Section 9.11(b)(v), Section 9.11(d) and Section 9.13 are intended to be for the benefit of, and shall be enforceable by, the Lenders and the Financing Sources and (b) the provisions of Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives.

Section 9.09 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except with respect to the matters otherwise covered by Section 9.09(c) and any other matters concerning the Debt Financing, the Debt Commitment Letter, the Financing Sources or any of their rights, obligations, actions or omissions with respect thereto).

(b) Except as expressly set forth in Section 9.09(c), each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any proceeding for enforcement of a judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any proceeding before any Governmental Entity of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(d) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.09(b) and Section 9.09(c), as applicable, in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.03. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that without the consent of the Company, (a) Parent may assign its rights hereunder for collateral security purposes to any lender providing financing to Parent, (b) each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries or Affiliates, and (c) after the Effective Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person, provided that in each case of clauses (a) and (b), no such transfer or assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.11 Remedies.

(a) Remedies of Parent and Merger Sub.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Section 8.01, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.09 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Termination Fee. Parent shall be entitled to payment of the Termination Fee if and when payable pursuant to Section 8.03(a).

(iii) Parent Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 8.03(c).

(iv) Termination. Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with Section 8.01.

(v) Monetary Damages. Other than in the case of fraud, in no event shall the Parent Related Parties have the right to seek or obtain money damages from any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Sub to payment of the Termination Fee as set forth in Section 8.03(a) and Parent Expenses as set forth in Section 8.03(c).

(b) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). Prior to the valid termination of this Agreement pursuant to Section 8.01 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.11(b)(ii)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 9.09 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). Prior to a valid termination of this Agreement pursuant to Section 8.01, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded (and to exercise its rights as a third party beneficiary under the Equity Commitment Letters) and to consummate the Merger and the other transactions contemplated hereby, including to effect the Closing in accordance with Section 1.02, only in the event that each of the following conditions has been satisfied: (i) the conditions set forth in Section 7.01 and Section 7.03 (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.10(d), pursuant to the commitments with respect thereto) has been funded, or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance to cause the Equity Financing to be funded and to cause the consummation of the Merger other than solely under the specific circumstances and as specifically set forth in this Section 9.11(b)(ii). For the avoidance of doubt, in no event shall the Company be entitled to seek any remedy of specific performance or other equitable remedies against any Financing Source. The election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and seeking to collect the Reverse Termination Fee pursuant to Section 8.03(b) or damages for liability of Parent or Merger Sub in the case of fraud as provided in Section 8.02; provided, however, that under no circumstances shall the Company be permitted or entitled to receive both (A) an injunction, grant of specific performance or other equitable relief providing for the consummation of the transactions contemplated by this Agreement pursuant to this Section 9.11(b)(ii) and (B) the payment of the Reverse Termination Fee pursuant to Section 8.03(b).

(iii) Reverse Termination Fee. The Company shall be entitled to payment of the Reverse Termination Fee if and when payable pursuant to Section 8.03(b).

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 8.01.

(v) Monetary Damages. Other than in the case of fraud, in no event shall the Company Related Parties have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from any Parent Related Party other than the right of the Company to payment of the Reverse Termination Fee as set forth in Section 8.03(b) and the right of the Company to recover against the Guarantor to the extent provided by the Guaranty. In addition, notwithstanding anything in this Agreement to the contrary, the Company and each other Company Related Party hereby waives any claims against the Financing Sources and hereby agrees that in no event shall the Financing Sources have any liability or obligation to the Company or any other Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 9.11(b)(v) shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Financing Sources under the Debt Commitment Letter. In addition to the rights of Parent and Merger Sub hereunder, Parent and Merger Sub shall be entitled, at Parent and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by consummating the Merger in accordance with the terms of this Agreement.

(c) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11, the parties hereto agree that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.09, without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Parent or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Sole Remedy. The parties acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Parent Related Parties (in the case of such waiver by the Company) or the Company Related Parties (in the case of such waiver by Parent and Merger Sub), arising under or based upon any Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement; provided, that following the Effective Time, nothing in this Section 9.11 shall relieve any party from any liability for fraud or limit the rights or remedies of any third party beneficiary under clause (b) of Section 9.08.

Section 9.12 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party, other than the Guarantor to the extent set forth in the Guaranty) or (b) the Company (and not any other Company Related Party), then in each case only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party (other than the Guarantor to the extent set forth in the Guaranty) or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.

Section 9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY SUIT, ACTION OR OTHER PROCEEDING AGAINST ANY FINANCING SOURCE AND ITS SUCCESSORS AND PERMITTED ASSIGNS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

QLIK TECHNOLOGIES INC.

By:	/s/ Lars Björk
Name: Lars Björk
Title: Chief Executive Officer

PROJECT ALPHA HOLDING, LLC

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PROJECT ALPHA MERGER CORP.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

Signature Page to Merger Agreement

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.03(h)(iii)
Adverse Recommendation Change	Section 5.03(d)
Affiliate	Section 9.04
Aggregate Consideration	Section 4.03(b)
Agreement	Preamble
Alternative Financing	Section 6.10(d)
Alternative Proposal	Section 5.03(h)(i)
Business Day	Section 9.04
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.04
Company	Preamble
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.03(b)
Company Bylaws	Section 4.01
Company Capital Stock	Section 4.03(b)
Company Charter	Section 4.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Section 9.04
Company Employee	Section 6.08(a)
Company Financial Advisor	Section 4.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.04
Company MVSSAR	Section 9.04
Company Recommendation	Section 6.01(d)
Company Related Parties	Section 9.04
Company RSU	Section 9.04
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04
Company Shareholders Meeting	Section 4.04
Company SSAR	Section 9.04
Company Stock Award	Section 9.04
Company Stock Option	Section 9.04
Company Stock Plans	Section 9.04
Company Subsidiary	Section 9.04
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Contract	Section 3.03(a)
Copyrights	Section 9.04
Debt Commitment Letter	Section 3.04
Debt Financing	Section 3.04

Delaware Secretary	Section 9.04
DGCL	Section 1.01
Dissenting Shares	Section 2.03(a)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letters	Section 3.04
Equity Financing	Section 3.04
ERISA	Section 9.04
ERISA Affiliate	Section 9.04
Exchange Act	Section 9.04
Ex-Im Laws	Section 9.04
Fee Letter	Section 9.04
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.04
Financing Agreements	Section 6.10(b)(i)
Financing Commitments	Section 3.04
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Government Contract	Section 9.04
Government Official	Section 9.04
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Guarantor	Recitals
Guaranty	Recitals
HSR Act	Section 3.03(b)
Indebtedness	Section 9.04
Inquiry	Section 5.03(a)
Intellectual Property Rights	Section 9.04
Intervening Event	Section 5.03(e)
IRS	Section 4.10(a)
Knowledge	Section 9.04
Law	Section 3.03(a)
Legal Restraints	Section 7.01(c)
Lenders	Section 3.04
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.04
Losses	Section 6.04(a)
Marketing Period	Section 9.04
Material Contract	Section 4.14(b)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble

Merger Sub Common Stock	Section 2.01
Multiemployer Plan	Section 4.10(c)
NASDAQ	Section 9.04
New Debt Commitment Letter	Section 6.10(d)
Notice of Superior Proposal	Section 5.03(d)
Notice Period	Section 5.03(d)
Order	Section 3.03(a)
Other Required Company Filing	Section 6.01(a)
Parent	Preamble
Parent Expenses	Section 8.03(c)
Parent Material Adverse Effect	Section 9.04
Parent Related Parties	Section 9.04
Patents	Section 9.04
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permitted Liens	Section 9.04
Person	Section 9.04
Preferred Stock	Section 4.03(b)
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 4.15(b)
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.04
Representatives	Section 5.03(a)
Required Financial Information	Section 9.04
Reverse Termination Fee	Section 9.04
Sanctioned Country	Section 9.04
Sanctioned Person	Section 9.04
Sanctions Laws	Section 9.04
SEC	Section 9.04
Securities Act	Section 9.04
Solvent	Section 9.04
SOX	Section 9.04
Sponsors	Section 3.04
Stock Appreciation Right	Section 9.04
Subsidiary	Section 9.04
Superior Proposal	Section 5.03(h)(ii)
Surviving Corporation	Section 1.01
Tax Returns	Section 9.04
Taxes	Section 9.04
Termination Fee	Section 9.04
Trademarks	Section 9.04
Transaction Litigation	Section 6.05
Unvested Company RSU	Section 9.04
Vested Company RSU	Section 9.04
Voting Agreements	Recitals
WARN Act	Section 9.04
Withdrawal Liability	Section 9.04

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QLIK TECHNOLOGIES INC.

ARTICLE ONE

The name of the corporation is Qlik Technologies Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

To the maximum extent permitted from time to time under the law of State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

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